EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
October 25, 2013
USEC Inc. Adds Distinguished Businessmen to Board
- Michael Diament and Mikel H. Williams elected to complete term until next annual meeting of shareholders -
BETHESDA, Md. - USEC Inc. (NYSE:USU) announced today that its board of directors voted to expand the board from nine to eleven members and elected Michael Diament and Mikel H. Williams as new directors, effective immediately. Diament and Williams were appointed in consultation with certain holders of the Company’s convertible senior notes due October 2014 as described below.
“We are pleased to add two board members who have distinguished themselves in business as entrepreneurs and astute managers. They also bring a wealth of corporate governance experience as board members of publicly traded companies,” said Chairman of the Board James R. Mellor.
Diament, 45, has served as a director of Magellan Health Services, Inc., a publicly traded diversified specialty health care company, since 2004. He also has served on the board of managers of Dayco, LLC (formerly Mark IV Industries, Inc.), a privately held manufacturer of engine technology solutions, since 2009. He formerly served on the board of directors of Journal Register Company, a privately held national media company, from 2009 until 2011, and JL French Automotive Castings, Inc., a privately held manufacturer of aluminum die cast components for the global automotive industry, from 2006 until 2009. He also formerly served as the director of bankruptcies and restructurings and a portfolio manager at Q Investments, an investment management firm, from 2001 until 2006. Prior to that, Diament was a senior analyst for Sandell Asset Management and served as vice president of Havens Advisors, both investment management firms.
Williams, 56, has served as the Chief Executive Officer and a director of JPS Industries, Inc., a manufacturer of extruded urethane film, sheet and tubing, ethylene vinyl acetate film and sheet and mechanically formed glass and aramid substrate materials for specialty applications, since May 2013. Prior to that, Mr. Williams was the President, Chief Executive Officer and a director of DDi Corporation, a leading provider of time-critical, technologically advanced electronics manufacturing services, from November 2005 to May 2012, and a Senior Vice President and Chief Financial Officer of DDi from November 2004 to October 2005. Williams has also served in various management positions with several technology related companies, including as the President and sole member of Constellation Management Group, LLC, and in executive positions with Global TeleSystems, Inc. and its subsidiaries. Mr. Williams also serves on the boards of directors of Iteris, Inc. and Tellabs, Inc.
Diament will serve on USEC’s Compensation, Nominating and Governance Committee and Williams will serve on USEC’s Audit and Finance and USEC’s Technology, Competition and Regulatory Committees. They were recommended as director candidates by certain holders of the Company’s convertible senior notes due October 2014 in light of their experience in restructurings. Although the new directors were identified by such noteholders and their advisors, there is no arrangement or understanding between the new directors and any other persons pursuant to which such directors were selected as a director. The USEC Board of Directors has determined that Diament and Williams are each an “independent director” in accordance with New York Stock Exchange listing standards. In addition, in consultation with such noteholders, the Company has also engaged additional advisory support to assist with a possible restructuring of its balance sheet.
USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.
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Contact:
Investors: Steven Wingfield (301) 564-3354
Media: Paul Jacobson (301) 564-3399